Exhibit 5.2

                                   PAUL ROSIER
                            4436 E. Camelback Rd. #39
                           Phoenix, Arizona 85018-2833
                                 ATTORNEY AT LAW



E-mail:  pr1@ix.netcom.com                               Tel/Fax  (602) 952-1422


                                 August 19, 1998

ConSyGen, Inc.
125 South 52nd Street
Tempe, Arizona 85281

Re:  Registration  Statement on Form S-3 of ConSyGen,  Inc.  filed on
     August 19, 1998

Ladies and Gentlemen:

         I have acted as counsel to ConSyGen, Inc., a Texas corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") pursuant to which the Company is registering under the securities Act of 1933, as amended (the "Act"), a total of 7,056,669 shares of common stock, .003 par value, of the Company ( collectively the "Shares"). Pursuant to the Registration Statement, all of the Shares are offered for the accounts of certain selling security holders (the "Selling Security Holders"), including (i) 4,565,217 Shares offered for the accounts of holders of the Company's 6% Convertible Debentures (the "Debenture Holders") upon conversion of such debentures (the "Conversion Shares"), (ii) 324,625 Shares offered for the accounts of the Debenture Holders issuable to them at the option of the Company in lieu of cash interest payable on the Convertible Debentures (the "Interest Shares"), and (iii) 115,000 Shares issuable to the holders of certain Warrants (the "Warrant Holders") upon exercise of such Warrants (the "Warrant Shares"). This opinion is rendered in connection with the filing of the Registration Statement.

             For  purposes  of  this  opinion,  I  have  assumed,   without  any
investigation, (i) the legal capacity of each natural person, (ii) the full power and authority of each entity and person other than the Company to execute, deliver and perform each document heretofore executed and delivered or hereafter to be executed and delivered and to do each other act heretofore done or hereafter to be done by such entity or person, (iii) the due authorization by each entity or person other than the Company of each document heretofore executed and delivered or hereafter to be executed and delivered and to do each other act heretofore done or to be done by such entity or person, (iv) the due execution and delivery by each entity or person other than the Company of each document heretofore executed and delivered or hereafter to be executed and delivered by such entity or person, (v) the legality, validity, binding effect and enforceability as to each entity or person other than the Company of each document heretofore executed and delivered or hereafter to be executed and delivered and of each other act heretofore done or hereafter to be done by such
entity  or  person,   (vi)  the  genuineness  of  each  signature  on,  and  the completeness of each document submitted to me as an original, (vii) the conformity with the original of each document submitted to me as a copy, (viii) the authenticity of the original of each document submitted to me as a copy,
(ix) the completeness, accuracy and proper indexing of all governmental and judicial records searched,
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and (x) no modification of any provision of any document, no waiver of any right or remedy, and no exercise of any right or remedy other than in a commercially reasonable and conscionable manner and in good faith.

             In connection with this opinion, I have examined only the following documents (collectively, the "Documents"):

         (i)   the Articles of Incorporation of the Company;
         (ii)  the Bylaws of the Company;
         (iii) certain proceedings of the directors of the Company and other records of the Company pertaining to the Shares, including the documents governing the sale of the Convertible Debentures (the "Governing Documents") and the Warrants issued to the Warrant Holders;
          (iv) a specimen certificate for the Shares; and (v) a certificate of an officer of the Company.

         The opinion expressed herein is based solely upon (i) my review of the Documents, (ii) discussions with Rajesh Kapur, the Chief Financial Officer of the Company, Thomas S. Dreaper, the President and Chief Executive Officer of the Company, and Robert L. Stewart, the Chairman of the Board of Directors of the Company, and (vi) such review of published sources of law that I have deemed necessary.

         Based upon and subject to the foregoing, it is my opinion that:

         1. The Conversion Shares offered for the accounts of the Debenture Holders under the circumstances contemplated in the Registration Statement are duly authorized, and when acquired upon conversion of the Convertible Debentures pursuant to the terms and provisions of the Governing Documents, will be validly issued, fully paid and nonassessable.

         2. The Interest Shares offered for the accounts of the Debenture Holders under the circumstances contemplated in the Registration Statement are duly authorized, and when issued in lieu of cash interest pursuant to the terms of the Governing Documents, will be validly issued, fully paid and nonassessable.

         3. The Warrant Shares offered for the account of the Warrant holders under the circumstances contemplated in the Registration Statement are duly authorized, and when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

             I understand that this opinion is to be used in connection with the Registration Statement, and consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name appearing therein, including the Prospectus constituting a part thereof and any amendments thereto. This opinion may be used in connection with the offering of the Shares only while the Registration Statement, as it may be amended from time to time, remains in effect.

                                   Very truly yours,


                                   Paul Rosier